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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in this registration statement of Nabors Industries, Inc. relating to the registration of 3,354,175 shares of common stock, $.10 par value per share on Form S-3, of our report dated November 25, 1996, except as to certain information presented in Notes 9 and 15, for which date is December 20, 1996, on our audits of the consolidated financial statements of Nabors Industries, Inc. as of September 30, 1996 and 1995 and for each of the three years ended September 30, 1996 which report is incorporated by reference in the Annual Report on Form 10-K.




Houston, Texas                             /s/  Coopers & Lybrand L.L.P.
January 24, 1997